EXHIBIT 4.27

Share Transfer Agreement

The Share Transfer Agreement (hereinafter referred to as "the Agreement") was signed by the following parties in Liandu District, Lishui City, Zhejiang Province on September 30, 2022:

Transferor ("Party A"):Zhejiang Farmmi Agricultural Science and Technology Group Co., Ltd

Address: Room 1804-2, Dikai Ginza, Jianggan District, Hangzhou City, Zhejiang Province

Transferee ("Party B"): Zhejiang Jingcai Industrial Co., Ltd.

Address: Room 307, No. 7, Fuxing East Road, Hongxing Street, Jingning She Autonomous County, Lishui City, Zhejiang Province

(In the Agreement, the above parties are collectively called "Parties" or individually as the "Party")

Where as:

1, Zhejiang FLS Mushroom Co., LTD (hereinafter referred to as the "target company") is a registered and legally existing in Lishui City with the registered address: No. 888, Tianning Street, Liandu District, Lishui City, Zhejiang Province. Its legal representative is Dehong Zhang, its registered capital is RMB 13,000, 000, which is 100% invested by the shareholder Zhejiang Farmmi Agricultural Science and Technology Group Co., Ltd

2. The Transferee intends to acquire 100% of the equity of the target company in cash in RMB for business needs, and the Transferor agrees to the transaction.

Therefore, the transferors and the transferee have reached the following agreement.

Article 1: Sale and Purchase

1.1 According to the terms and conditions of this agreement and subject to the conditions of this agreement, transferor agrees to transfer to the transferee, and the transferee also agrees to purchase 100% of the equity and corresponding rights and interests of the target company legally held by the transferor.

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1.2 The two Parties agree that the subject of the transfer under this agreement does not include the intangible assets owned by the target company (including trademark, patents, etc.). The intangible assets of the target company will be transferred to the company designated by the transferor within three months after the signing of this agreement. The transferees shall not interfere.

1.3 The target company's investment of RMB 151.7 million yuan in Zhejiang Farmmi Ecological Agricultural Technology Co., Ltd. is not included in the scope of the transaction , and the transferor is responsible for stripping.

1.4 After the equity transfer under this agreement is completed, each transferor will no longer hold the equity of the target company. The equity structure of the target company is:

Shareholder: Zhejiang Jingcai Industrial Co., Ltd., shareholding ratio: 100%

1.5 The equity held by the transferor does not contain any lien, pledge, other security rights, options, claims or other rights of third parties of any nature (collectively, "Encumbrances").

Article 2. Price and Payment

2.1 Both parties agree that, the transferee shall pay the transferor a total price of RMB 24,100,000 for the "Target Equity". (hereinafter referred to as the "Transfer Price").

2.2 The transfer price shall be paid to the Transferor by both parties through negotiation.

2.3 All taxes arising from the signing and performance of this Agreement shall be borne by the Transferor and the Transferee according to law.

Article 3 Representations and warranties of the transferor

The Transferor hereby makes the following representations and warranties to the Transferee regarding the Company and other parties up to the registration date, and confirms that such representations and warranties are true, accurate, without omission and misleading.

3.1 The Transferor has full and independent legal status and legal capacity to sign, deliver and perform this Agreement and all other documents related to the transactions described in this Agreement.

3.2 The Transferor has the full right and authorization to sign and deliver this Agreement and all other documents related to the transactions described in this Agreement and to be signed by it, and the Transferor has the full right and authorization to complete the transactions described in this Agreement.

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3.3 The Transferor has obtained the approval and permission of any necessary government department to sign, deliver and perform this Agreement. The transferor confirms that there is no reason to its knowledge that would cause any administrative department not to approve the equity transfer.

3.4 This agreement is legally and properly signed and delivered by the transferor. This Agreement and all relevant documents related to the transactions described herein to be signed by the Transferor constitute legal and binding obligations of the Transferor.

3.5 The transferor is the owner of the transferred equity. The Transferor has the right to transfer all the transferred equity to the Transferee in accordance with this Agreement, and such equity transfer does not require the consent of any third party.

3.6 Except for this Agreement, there is no agreement, option or other arrangement concerning the transfer of any transferred equity or any rights and interests corresponding to the transferred equity.

3.7 The Target Company is a limited liability company legally established and validly existing in accordance with the laws of China, which has the right, power and authority to hold, lease and operate its property and engage in the business it is engaged in and plans to engage in on the date of signing this Agreement.

3.8 The target company conducts business in accordance with applicable Chinese laws and government orders, and the company has not violated or violated any policy of such Chinese laws and government orders. The Company always conducts its business in accordance with the business scope specified in the Articles of Association and the Business License.

Article 4 Representations and Warranties of the transferee

The transferee hereby makes the following representations and warranties to the transferor and confirms that these statements and warranties are true, accurate, free of omissions and not misleading.

4.1 The transferee has complete and independent legal status and legal capacity to sign, deliver and perform this agreement, and can independently act as a party to the litigation. The transferee’s signing this agreement and fulfilling its obligations under this agreement will not violate any relevant laws, regulations and government orders, nor will not conflict with contracts or agreements to which it is a party or is binding on its assets.

4.2 The transferee has the full right and authorization to sign and deliver this agreement and all other documents related to the transaction described in this agreement, and to pay the agreed payment of this Agreement, including but not limited to having passed its internal decision procedures and approval procedures of the competent authority (if any); the transferee has the full right and authorization to complete the transactions described in this agreement.

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4.3 This Agreement is legally and appropriately signed and delivered by the transferee. This Agreement and all relevant documents related to the transactions described in this agreement that will be signed by the transferee constitute a legal and binding obligation to the transferee.

4.4 The transferee warrants that the source of the transfer price paid to each transferor in accordance with this agreement is legal and that it has sufficient ability to pay the transfer price to each transferor in accordance with the terms and conditions of this agreement.

Article 5 Pre-registration arrangement

As a shareholder of the company before the registration date, transferor shall not do or allow the company to do any behavior that may adversely affect the transfer of equity and/or the company during the period from the date of signing of this agreement to the date of registration.

Article 6 Prerequisites

The Transferor shall make effective shareholder decisions in accordance with the laws and regulations and the then effective Articles of Association of the Company to agree the equity transfer under this Agreement.

Article 7 The Delivery Arrangement

7.1 The parties agree that the delivery date of this equity transfer is [September 30], 2022. The transferee will become a shareholder of the target company from the delivery date, and will enjoy the rights and share the company's profits and losses in accordance with the proportion of equity contributions transferred and the provisions of the Articles of Association.

7.2 Within [30] days after the signing of this agreement, the transferor and the target company shall cooperate with the transferee to change the registration of the transfer equity to the transferee and/or the designed party of the transferee.

7.3 At the same time as the industrial and commercial equity change registration, the transferee has the right to change the executive director, general manager, supervisor and legal representative according to the development of the company.

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Article 8 Liability for breach of contract

8.1 This agreement is binding and enforceable to all parties. If any party fails to fully perform its obligations under this agreement or the representations, warranties and promises made by any party under this agreement are untrue or have material omission or misleading, the party shall be deemed to be in default.

8.2 If one party breaches the contract, the observant party has the right to take one or more of the following remedies to protect its rights;

(1) Suspend the performance of its obligations under this agreement temporarily, and resume performance after the relevant breach of contract is eliminated. The non-performance or delay of performance by the observant party in accordance with the provisions of this paragraph does not constitute its non-performance or delay in performance;

(2) If the breach of contract by the breaching party causes the transaction under this agreement to be unable to proceed, the observant party shall have the right to issue a written notice to the party to terminate this agreement, and the cancellation notice shall take effect on the date of issuance;

(3) Request the breaching party to actually perform;

(4) If the breaching party fails to remedy the breach within fifteen (15) business days from the occurrence of the breach or other remedial period required by the non-observing party, or if the remedial measures are ineffective, the observant party has the right to suspend or terminate this agreement;

(5) If the transferor has reason to believe that the transferee may lose or is about to lose its ability to perform the contract, it has the right to request the transferee to provide corresponding guarantees. If the transferee fails to provide the corresponding guarantee within 7 days after the transferor makes this request, the transferor has the right to terminate this contract.

(6) The observant party has the right to demand compensation from the breaching party for the direct economic losses suffered by the breach of contract.

Article 9 Entry into force and termination

This agreement will come into effect on the day when all parties or their authorized representatives formally sign and seal.

Article 10 Dispute resolution

Any dispute arising from or related to this agreement shall be resolved by the parties through friendly negotiation. If the negotiation fails, party B shall have the right to bring a lawsuit to the appropriate court where the contract was signed.

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Article 11 Miscellaneous

11.1 Confidentiality

Unless required by law or a court of competent jurisdiction or agreed by the parties to this agreement, either party to this agreement shall not disclose any content of this Agreement, information related to this agreement, and information obtained from other parties to any third party other than the parties to this agreement. Any documents, materials, information, and any company documents, materials, information, technical secrets or trade secrets; however, disclosure by the parties to this Agreement within the following scope does not violate the confidentiality obligations under this agreement:

(1) Disclosure agreed by all parties to this Agreement;

(2) Disclosure to their respective lawyers and accountants to the extent necessary;

(3) Disclosure for the purpose of the equity transfer under this Agreement to the extent necessary and with the consent of the relevant parties;

(4) The disclosure of the above-mentioned permission shall not exceed the necessary limit, and the disclosing party must take measures to urge the third party receiving the above-mentioned documents, materials and information to comply with the provisions of this article;

(5) The disclosure of information by any party to this agreement in accordance with this article shall not harm the interests of the other parties.

The confidentiality obligations under this Article 11.1 shall remain binding on the parties to this Agreement after this Agreement is terminated.

11.2 Force Majeure

11.2.1 "Force Majeure" refers to any event beyond the control and unforeseeable of the parties, unavoidable if foreseeable and insurmountable in its outcome, and which hinders the performance of this Agreement by a party, including but not limited to earthquakes, typhoons, floods, fires, Wars, Storms, and Changes in Law and Policy.

11.2.2 If a party is unable to perform its obligations due to a force majeure event, that party shall be exempted from performing its obligations to the extent affected by the force majeure event. The party encountering the force majeure event shall immediately notify the other parties and shall make all reasonable efforts to mitigate the impact of the force majeure event.

11.3 Amendments

The parties may revise, alter or supplement this Agreement in a written document signed by the parties.

11.4 Copies

The original of this agreement shall be in four copies, each party holds one copy, and the target company has two copies. For the purpose of registration of equity transfer under this Agreement or in accordance with the agreement of the parties, the number of originals signed may be increased accordingly. Each text is regarded as the original, and each text has the same legal effect.

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[There is no text on this page, it is a page of signature and seal of the Agreement"]

Transferor : Zhejiang Farmmi Agricultural Science and Technology Group Co., Ltd

Legal representative (or authorized representative):

Date: September 30, 2022

Transferee: Zhejiang Jingcai Industrial Co., Ltd.

Legal Representative (or authorized representative)

Date: September 30, 2022

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